EXHIBIT 99.1

To 8-K dated April 25, 2006

NEWS RELEASE

SEACOAST BANKING CORPORATION OF FLORIDA

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6086

William R. Hahl

Executive Vice President/

Chief Financial Officer

 (772) 221-2825

SEACOAST REPORTS FIRST QUARTER NET INCOME OF $5.9 MILLION, UP 51%, AND EARNINGS PER SHARE OF $0.34, UP 36% OVER FIRST QUARTER 2005.

STUART, FL., April 25, 2006 – Seacoast Banking Corporation of Florida (NASDAQ-NMS:  SBCF), a bank holding company whose principal subsidiary is First National Bank and Trust Company of the Treasure Coast, today reported net income totaling $5,866,000 or $0.34 diluted earnings per share (“DEPS”) for the first quarter of 2006, compared to $3,886,000 or $0.25 DEPS for the first quarter a year ago.  Cash operating earnings* totaled $5,943,000 or $0.34 DEPS for the first quarter of 2006, up $1,715,000 or 40.6 percent over first quarter 2005.  A total of $335,000 or $0.02 DEPS in interest rate swap losses (noncash) were recorded in first quarter 2005 earnings.

“We begin the year 2006 with strong performance and a continuation of many of the trends that became apparent in the outstanding results produced last year.  Our focused expansion into high growth markets, continued growth in loans and our low cost deposit funding have strongly positioned us for continued growth in the year ahead,” commented Dennis S. Hudson, III, Chief Executive Officer of Seacoast.

“Our entry into the Orlando market one year ago has proven to be particularly successful.  Each month following our closing last April has produced revenue improvements as well as stable management of overhead.  Loan and deposit growth over the past year was 11% and 21%, respectively.  Our team in Orlando is to be congratulated for producing outstanding results.”

“This month we are pleased to announce the completion of our acquisition of Big Lake Financial Corporation (“Big Lake”), which added $206 million in loans and $298 million in deposits.  Big Lake extends our footprint west into contiguous markets we feel will benefit in the future from the inevitable growth that is beginning to spill over from Florida’s coastal areas.  On a pro forma basis, this 100% stock transaction brings total assets at the end of the quarter to over $2.5 billion and our market capitalization to over $500 million for the first time.  Our combination with Big Lake complements our long history of low cost deposit funding, with over 30% of its deposits in noninterest bearing accounts.  We expect the transaction to be slightly accretive to earnings immediately and more accretive in the future as we work to build on their success in the lake region and rationalize our combined overhead.”

Highlights for the quarter included the following:

•

Total loans increased 36.9 percent over the last twelve months and 15.2 percent annualized on a linked quarter basis;

•

 Net interest margin increased 12 basis points to 4.16 percent from the fourth quarter of 2005, and was higher than the first quarter 2005’s results of 3.90 percent;

•

Net interest income was up $5.0 million or 32.7 percent when compared to the first quarter last year;

•

Total deposits increased 22.2 percent over the last twelve months and 4.5 percent annualized on a linked quarter basis;

•

The Fed raised interest rates 200 basis points over the last twelve months; however, the cost for interest bearing deposits increased only 83 basis points to 2.27 percent, and the cost of all deposits was up 62 basis points to 1.71 percent:

•

Noninterest bearing deposits grew by $74 million or 20.3 percent compared to a year earlier and comprise 24.4 percent of total deposits, nearly the same as the 24.8 percent of total deposits in first quarter 2005;

•

The return on average tangible equity, using cash operating earnings, for the first quarter was 19.25 percent compared to 15.72 percent for the first quarter of 2005;

•

Asset quality remained strong with a nonperforming assets ratio of 0.02 percent compared to 0.03 percent at year-end and 0.11 percent in the first quarter 2005; and

•

Seacoast Marine originated loans totaling $47 million for the period ended March 31, 2006, compared to $42 million in the same period for 2005.

The net interest margin for the quarter was 4.16 percent, an increase over the 3.90 percent achieved in last year’s first quarter. The increase in the net interest margin is consistent with expectations and resulted from the repricing of interest sensitive assets, a change in earning asset mix attributable to loan growth, and limited increases in deposit rates and other interest sensitive liabilities.

Net interest income (tax equivalent) increased to a record $20.3 million, a $5.0 million increase or 32.7 percent from last year’s first quarter, and was up 4.2 percent annualized from the fourth quarter 2005 with the growth in average earning assets for the first quarter 2006 at only an annualized rate of approximately 1 percent.  The main cause for the slower growth was that organic deposit growth was offset by a seasonal outflow of funds, particularly related to public funds.

Loan and deposit growth is expected to continue to be aided by de novo branching into Palm Beach County and this year in Brevard County, as well as further success in the Orlando market.    Since the acquisition of Century National Bank in April 2005, the Orlando market added $65 million in deposits and $12 million in loans.

The cost of interest bearing deposits increased to 2.27 percent from 1.44 percent in the first quarter 2005 and 2.05 percent in the fourth quarter 2005.  Average interest bearing deposits balances outstanding for the first quarter 2006 were flat with the fourth quarter of 2005 and were up $246 million or 22.7 percent over the past year.  Likewise, average noninterest bearing demand deposits were nearly the same for the first quarter of 2006 compared to the fourth quarter 2005, but were up $83 million or 23.6 percent compared to the prior year.

Average loans outstanding increased 39.7 percent compared to first quarter 2005, and the Company’s loan to deposit ratio increased to 74 percent at March 31, 2006 from 66 percent at first quarter-end 2005.  The Company’s expansion into Palm Beach and Brevard counties over the past two years has allowed for greater loan opportunities.  Over the past twelve months 41.8 percent of total loan growth has been produced in these markets.  The addition of two full service branches in 2006 and 2007 in Brevard County and the opening of the Palm Beach County headquarters in May 2006 will further enhance the prospects for future loan and deposit growth from these markets.

Noninterest income increased 13.7 percent annualized when compared to the prior year’s fourth quarter, reflecting increased revenues from debit card interchange fees, merchant income, and investment management services.  During the fourth quarter 2005 and first quarter 2006, noninterest income related to mortgage loan production declined on lower volumes and more production being retained in the loan portfolio.  Total outstanding residential loan balances have increased 17.3% percent over the past two quarters.   The Company expects that fee income from mortgage banking activities will continue to be challenged in year-over-year comparisons due to a slowing housing market.  Commissions and fees from investment management services increased 13.0 percent compared to first quarter 2005 and were up 20.8 percent on a linked quarter basis from the fourth quarter 2005.  Over the long term, we expect fees from wealth management services to grow at a rate of approximately 10 percent per year.

The annual growth in core deposits over the last twelve months has increased service charges on deposits and fees from the usage of check cards by increasing both the retail and commercial customer base.  During the first quarter 2006, revenues earned on deposit accounts totaled $1,802,000 compared to $1,630,000 for the same period in 2005.

Noninterest expenses totaled $16.1 million, an increase of 9.4 percent annualized from the prior year's fourth quarter and a 21.0 percent increase compared to the first quarter 2005.  The Company’s overhead efficiency ratio for the first quarter 2006 was 63.0 percent compared to last year’s ratio of 65.5 percent, as investments in additional branches and personnel in the Palm Beach and Brevard County markets has begun to produce additional revenues as well as the improved profitability in the Orlando market.

The Company has maintained strong and consistent credit quality and low net charge-offs. Net loan recoveries of $80,000 were recorded for the first quarter of 2006, compared to net charge-offs of $187,000 for 2005.  Loan delinquencies, nonaccruals and the percentage of loans past due 90 days to average loans declined to 0.02 percent at March 31, 2006, compared to 0.06 percent for the fourth quarter 2005.  Nonperforming assets totaled $240,000, a decline from $1,040,000 for the same quarter a year ago.  During the quarter, the Company provided $280,000 for loan losses compared to $438,000 in 2005.

Seacoast will host a conference call tomorrow, April 26th at 10:00 AM (Eastern Time) to discuss the earnings results and business trends.  Investors may call in (toll-free) by dialing (800) 640-9765 (access code: 14297091; leader: Dennis Hudson).  Charts will be used during the conference call and may be accessed at Seacoast’s website at www.seacoastbanking.net under “Presentations”.  A replay of the call will be available beginning the afternoon of April 26 by dialing (877) 213-9653 (domestic), using the passcode 14297091.

Seacoast Banking Corporation of Florida has approximately $2.5 billion in assets.  It is one of the largest independent commercial banking organizations in Florida, with offices from Orlando to Palm Beach, including some of the wealthiest and fastest growing areas of the nation.

*

The Company believes that cash operating earnings excluding the aftertax impacts of noncash interest rate swap fair value changes and noncash amortization expense, is a better measurement of the Company’s trend in earnings growth.  Net cash payments and receipts from the interest rate swap have not been material for the periods presented.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about the benefits of the merger between Seacoast and Big Lake, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger, as well as statements with respect to Seacoast’s and Big Lake’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “point to,” “project,” “could,” “intend” or other similar words and expressions of the future.  These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks and sensitivities; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses.  The risks of mergers and acquisitions, include, without limitation: unexpected transaction costs, including the costs of integrating operations; the risks that the businesses of Seacoast and Big Lake will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the merger being lower than expected; the risk of deposit and customer attrition; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of Big Lake’s customers by competitors; as well as the difficulties and risks inherent with entering the Central Florida market.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2005 under “Special Cautionary Notice Regarding Forward-Looking Statements,” and otherwise in our SEC reports and filings.  Such reports are available upon request from Seacoast, or from the Securities and Exchange Commission, including through the SEC’s Internet website at http://www.sec.gov.

- continued -

FINANCIAL HIGHLIGHTS	(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
			Three Months Ended
(Dollars in thousands,			March 31,
except per share data)			2006	2005
Summary of Earnings
Net income (GAAP)			$5,886	$3,886
Amortization of core deposit premium			77	7
Net interest rate swap (profits) losses			0	335
Cash operating earnings*			$5,943	$4,228

Net interest income (1)			20,274	15,277

Performance Ratios
Return on average assets (2), (3)
Using GAAP earnings			1.13%	0.94%
Using cash operating earnings* on average tangible assets			1.16	1.02
Return on average shareholders' equity (2), (3)
Using GAAP earnings			14.98	14.04
Using cash operating earnings* on average tangible equity			19.25	15.72
Net interest margin (1), (2)			4.16	3.90

Per Share Data
Net income diluted (GAAP)			$0.34	$0.25
Amortization of core deposit premium			0	0
Net income rate swap (profits) losses			0	0.02
Cash operating earnings* diluted			$0.34	$0.27
Net income basic (GAAP)			0.35	0.25
Cash dividends declared			0.15	0.14

		March 31,		Increase/
		2006	2005	(Decrease)
Credit Analysis
Net charge-offs year-to-date		$(80)	$187	(142.8)%
Net charge-offs to average loans		(0.02)%	0.08%	(125.0)
Loan loss provision year-to-date		280	438	(36.1)
Allowance to loans at end of period		0.70%	0.70%	0.0
Nonperforming assets		$240	$1,040	(76.9)
Nonperforming assets to loans and other real estate owned at end of period		0.02%	0.11%	(81.8)

Selected Financial Data
Total assets		$2,133,152	$1,731,808	23.2
Securities – Held for sale (at fair value)		371,186	359,517	3.2
Securities – Held for investment (at amortized cost)		145,507	185,880	(21.7)
Net loans		1,329,704	971,246	36.9
Deposits		1,804,490	1,476,215	22.2
Shareholders' equity		155,609	109,112	42.6
Book value per share		9.09	7.04	29.1
Tangible book value per share		7.14	6.84	4.4
Average shareholders' equity to average assets		7.52%	6.69%	12.4

Average Balances
Total assets		2,112,876	1,677,295	26.0
Intangible assets		33,604	3,176	958.1
Total average tangible assets		$2,079,272	$1,674,119	24.2

Total equity		158,787	112,257	41.4
Intangible assets		33,604	3,176	958.1
Total average tangible equity		$125,183	$109,081	14.8

 (1)  Calculated on a fully taxable equivalent basis using amortized cost.

(2)  These ratios are stated on an annualized basis and are not necessarily indicative of future periods.

(3) The calculation of ROA and ROE do not include the mark-to-market unrealized gains (losses) because the unrealized gains (losses) are not included in net income.

*

The Company believes that cash operating earnings excluding the aftertax impacts of noncash interest rate swap fair value changes and noncash amortization expense, is a better measurement of the Company’s trend in earnings growth.  Net cash payments and receipts from the interest rate swap have not been material for the periods presented.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Three months Ended
	March 31,
(Dollars in thousands, except per share data)	2006	2005

Interest on securities:
Taxable	$5,397	$4,970
Nontaxable	15	18
Interest and fees on loans	23,011	14,486
Interest on federal funds sold and other Investments	1,335	420
Total Interest Income	29,758	19,894

Interest on deposits	3,339	1,442
Interest on time certificates	4,092	2,413
Interest on borrowed money	2,078	795
Total Interest Expense	9,509	4,650

Net Interest Income	20,249	15,244
Provision for loan losses	280	438
Net Interest Income After Provision for Loan Losses	19,969	14,806

Noninterest income:
Service charges on deposit accounts	1,242	1,093
Trust income	712	583
Mortgage banking fees	209	570
Brokerage commissions and fees	776	734
Marine finance fees	793	698
Debit card income	463	416
Other deposit based EFT fees	97	121
Merchant income	679	570
Interest rate swap profits (losses)	0	(516)
Other income	333	292
	5,304	4,561
Securities gains (losses)	11	3
Total Noninterest Income	5,315	4,564

Noninterest expenses:
Salaries and wages	6,419	5,290
Employee benefits	1,800	1,432
Outsourced data processing	1,749	1,559
Occupancy expense	1,533	1,148
Furniture and equipment expense	536	515
Marketing expense	917	876
Legal and professional fees	537	541
FDIC assessments	59	44
Amortization of intangibles	119	11
Other expense	2,440	1,896
Total Noninterest Expenses	16,109	13,312

Income Before Income Taxes	9,175	6,058
Provision for income taxes	3,309	2,172

Net Income	$5,866	$3,886

Per share common stock:
Net income diluted	$0.34	$0.25
Net income basic	0.35	0.25
Cash dividends declared	0.15	0.14

Average diluted shares outstanding	17,287,693	15,692,505
Average basic shares outstanding	16,913,335	15,308,998

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	March 31,	December 31,	March 31,
(Dollars in thousands)	2006	2005	2005

Assets
Cash and due from banks	$73,500	$67,373	$58,562

Federal funds sold and interest bearing deposits	119,374	153,120	102,985
Total Cash and Cash Equivalents	192,874	220,493	161,547

Securities:
Held for sale (at fair value)	371,186	392,952	359,517
Held for investment (at amortized cost)	145,507	150,072	185,880
Total Securities	516,693	543,024	545,397

Loans available for sale	4,791	2,440	4,515

Loans, net of unearned income	1,339,070	1,289,995	978,095
Less: Allowance for loan losses	(9,366)	(9,006)	(6,849)
Net Loans	1,329,704	1,280,989	971,246

Bank premises and equipment	25,468	22,218	20,549
Goodwill and other intangible assets	33,402	33,901	3,155
Other assets	30,220	29,109	25,399
	$2,133,152	$2,132,174	$1,731,808

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Demand deposits (noninterest bearing)	$441,139	$472,996	$366,772
Savings deposits	894,158	882,031	731,470
Other time deposits	276,216	256,484	245,140
Time certificates of $100,000 or more	192,977	172,708	132,833
Total Deposits	1,804,490	1,784,219	1,476,215

Federal funds purchased and securities sold under agreements to repurchase, maturing within 30 days	93,732	96,786	76,229
Borrowed funds	26,324	45,485	39,571
Subordinated debt	41,238	41,238	20,619
Other liabilities	11,759	11,726	10,062
	1,977,543	1,979,454	1,622,696

Shareholders' Equity
Preferred stock	0	0	0
Common stock	1,713	1,710	1,710
Additional paid in capital	46,495	46,258	27,018
Retained earnings	115,587	112,271	102,779
Restricted stock awards	(3,446)	(3,447)	(3,333)
Treasury stock	(149)	(218)	(15,514)
	160,200	156,574	112,660
Accumulated comprehensive loss	(4,591)	(3,854)	(3,548)
Total Shareholders’ Equity	155,609	152,720	109,112
	$2,133,152	$2,132,174	$1,731,808

Common Shares Outstanding	17,113,987	17,084,315	15,502,557

Note:  The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date.

CONSOLIDATED QUARTERLY FINANCIAL DATA (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarters
	2006	2005			Last 12
(Dollars in thousands, except per share data)	First	Fourth	Third	Second	Months

Net income (GAAP)	$5,866	$5,833	$5,565	$5,475	$22,739
Amortization of core deposit premium	77	77	118	144	416
Net interest rate swap (profits) losses	0	0	0	(162)	(162)
Cash operating earnings*	$5,943	$5,910	$5,683	$5,457	$22,993

Operating Ratios
Return on average assets (GAAP) (2),(3)
Using GAAP earnings	1.13%	1.10%	1.09%	1.13%	1.11%
Using cash operating earnings* on average tangible assets	1.16	1.13	1.14	1.14	1.14
Return on average shareholders' equity (GAAP) (2),(3)
Using GAAP earnings	14.98	14.96	14.59	16.07	15.12
Using cash operating earnings* on average tangible equity	19.25	19.48	19.50	18.88	19.28

Net interest margin (1),(2)	4.16	4.04	4.01	3.91	4.03
Average equity to average assets	7.52	7.35	7.50	7.03	7.35

Credit Analysis
Net charge-offs (recoveries)	$(80)	$(32)	$(35)	$15	$(132)
Net charge-offs (recoveries) to average loans	(0.02)%	(0.01)%	(0.01)%	0.01	(0.01)%
Loan loss provision	$280	$330	$280	$269	$1,159
Allowance to loans at end of period	0.70%	0.70%	0.71%	0.73%
Nonperforming assets	$240	$372	$325	$200
Nonperforming assets to loans and other real estate owned at end of period	0.02%	0.03%	0.03%	0.02%
Nonaccrual loans and accruing loans 90 days or more past due to loans outstanding at end of period	0.02	0.06	0.03	0.02

Per Share Common Stock
Net income diluted (GAAP)	$0.34	$0.34	$0.32	$0.33	$1.33
Amortization of core deposit premium	0	0	0.01	0.01	0.02
Interest rate swap (profit) losses	0	0	0	(0.01)	(0.01)
Cash operating earnings* diluted	$0.34	$0.34	$0.33	$0.33	$1.34

Net income basic (GAAP)	$0.35	$0.35	$0.33	$0.33	$1.36
Cash dividends declared	0.15	0.15	0.15	0.14	0.59
Book value per share	9.09	8.94	8.76	8.63

Average Balances
Total assets	$2,112,876	$2,103,978	$2,017,521	$1,945,079
Intangible assets	33,604	34,337	35,676	20,627
Total average tangible assets	$2,079,272	$2,069,641	$1,981,845	$1,924,452

Total equity	$158,787	$154,681	$151,299	$136,659
Intangible assets	33,604	34,337	35,676	20,627
Total average tangible equity	$125,183	$120,344	$115,623	$116,032

 (1) Calculated on a fully taxable equivalent basis using amortized cost.

(2) These ratios are stated on an annualized basis and are not necessarily indicative of ratios which may be expected for the entire year.

(3) The calculation of ROA and ROE do not include the mark-to-market unrealized gains (losses), because the unrealized gains (losses) are not included in net income.

*

The Company believes that cash operating earnings excluding the aftertax impacts of noncash interest rate swap fair value changes and noncash amortization expense, is a better measurement of the Company’s trend in earnings growth.  Net cash payments and receipts from the interest rate swap have not been material for the periods presented.

CONSOLIDATED QUARTERLY FINANCIAL DATA (Unaudited) (continued)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

(Dollars in thousands)

SECURITIES	March 31, 2006	December 31, 2005	March 31, 2005

U.S. Treasury and U. S. Government Agencies	$81,534	71,189	19,408
Mortgage-backed	288,058	319,906	338,147
Other securities	1,594	1,857	1,962
Securities Held for Sale	371,186	392,952	359,517

U.S. Treasury and U. S. Government Agencies	5,000	5,000	4,999
Mortgage-backed	139,313	143,877	179,458
Obligations of states and political subdivisions	1,194	1,195	1,423
Securities Held for Investment	145,507	150,072	185,880
Total Securities	$516,693	$543,024	$545,397

LOANS	March 31, 2006	December 31, 2005	March 31, 2005

Construction and land development	$450,059	$427,216	$299,189
Real estate mortgage	710,396	680,877	514,601
Installment loans to individuals	77,098	82,942	85,481
Commercial and financial	101,262	98,653	78,634
Other loans	255	307	190
Total Loans	$1,339,070	$1,289,995	$978,095

AVERAGE BALANCES, YIELDS AND RATES (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	2006	2005
	First Quarter	Fourth Quarter			First Quarter
	Average	Yield/	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Assets
Earning assets:
Securities:
Taxable	$535,790	4.03%	$567,382	3.86%	$575,626	3.45%
Nontaxable	1,195	7.70	1,196	7.69	1,423	7.87
Total Securities	536,985	4.04	568,578	3.87	577,049	3.46

Federal funds sold and other short-term investments	121,592	4.45	154,144	3.94	69,637	2.45

Loans, net	1,318,291	7.08	1,249,461	6.85	943,326	6.24

Total Earning Assets	1,976,868	6.11	1,972,183	5.76	1,590,012	5.08

Allowance for loan losses	(9,184)		(8,800)		(6,733)
Cash and due from banks	71,065		70,150		58,608
Premises and equipment	23,432		21,674		20,283
Other assets	50,695		48,771		15,125

	$2,112,876		$2,103,978		$1,677,295

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
NOW (including Super NOW)	$138,604	0.97%	$137,457	0.89%	$98,230	0.46%
Savings deposits	145,094	0.51	152,807	0.51	178,482	0.50
Money market accounts	593,403	1.93	589,275	1.68	436,504	1.03
Time deposits	451,223	3.68	449,657	3.41	369,402	2.65
Federal funds purchased and securities sold under agreements to repurchase	109,206	3.80	94,719	3.25	84,777	1.97
Other borrowings	72,596	5.90	72,504	5.02	40,094	3.87

Total Interest-Bearing Liabilities	1,510,126	2.55	1,496,419	2.27	1,207,489	1.56

Demand deposits (noninterest-bearing)	434,692		442,534		351,703
Other liabilities	9,271		10,344		5,846
Total Liabilities	1,954,089		1,949,297		1,565,038

Shareholders' equity	158,787		154,681		112,257

	$2,112,876		$2,103,978		$1,677,295

Interest expense as a % of earning assets		1.95%		1.72%		1.19%
Net interest income as a % of earning assets		4.16		4.04		3.90

(1)

 On a fully taxable equivalent basis.  All yields and rates have been computed on an annualized basis using amortized cost.  Fees on loans have been included in interest on loans.  Nonaccrual loans are included in loan balances.